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                                  EXHIBIT 23



                         Independent Auditors' Consent



The Board of Directors
Bridge View Bancorp:

We consent to incorporation by reference in the Form 10-KSB of Bridge View Bancorp our report dated February 6, 1998, relating to the consolidated statements of financial condition of Bridge View Bancorp and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-KSB of Bridge View Bancorp.


                                                     /s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
March 27, 1998

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